SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 16, 2009
Ciena Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21969	23-2725311
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Winterson Road
Linthicum, MD	21090
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (410) 865-8500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On October 16, 2009, Ciena Corporation (“Ciena”) and Nortel Networks Corporation, its principal operating subsidiary Nortel Networks Limited, Nortel Networks Inc. and certain of its other subsidiaries (together, “Nortel”), entered into Amendment No. 1 to that certain asset sale agreement dated as of October 7, 2009, relating to the purchase of substantially all of the North American, Caribbean and Latin American and Asian optical networking and carrier Ethernet assets of Nortel’s Metro Ethernet Networks (MEN) business (the “North American Agreement”). On October 20, 2009, Ciena, Nortel affiliates and the Joint Administrators and Joint Israeli Administrators (each as defined below) entered into a Deed of Amendment to that certain asset sale agreement dated October 7, 2009 relating to the purchase of substantially all of the European, Middle Eastern and African (EMEA) optical networking and carrier Ethernet assets of Nortel’s MEN business (the “EMEA Agreement”). The amendments to the North American Agreement and the EMEA Agreement are collectively referred to as the “Amendments.”
The Amendments, among other things, modified the terms and conditions upon which Ciena would be paid a break-up fee. Specifically, if the North American Agreement and EMEA Agreement are terminated by Nortel or Ciena because an alternative sale transaction for the assets is approved by the Bankruptcy Courts (as defined below), Ciena will be paid the break-up fee within two business days following the consummation of an alternative transaction that is consummated within twelve months following termination of the North American Agreement and the EMEA Agreement. The other termination provisions and the effects thereof remained unchanged by the Amendments.
The Amendments were entered into by the parties in connection with the approval on October 15, 2009 by the United States Bankruptcy Court and the Ontario Superior Court of Justice (together, the “Bankruptcy Courts”) of the North American Agreement and the EMEA Agreement, the bidding procedures, the sales process and the date of a sale hearing.
As used above, “Joint Administrators” means Alan Bloom, Stephen Harris, Alan Hudson, David Hughes and Christopher Hill, in their capacity as joint administrators to those Nortel EMEA entities to which they are appointed, and “Joint Israeli Administrators” means Yaron Har-Zvi and Avi D. Pelosso, in their capacity as joint Israeli administrators.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIENA CORPORATION
Date: October 21, 2009	By:	/s/ David M. Rothenstein
	Name:	David M. Rothenstein
	Title:	Senior Vice President, General Counsel and Secretary